Exhibit 10.10

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF OR EXEMPTIONS UNDER SUCH ACT AND LAWS.

SECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$3,000,000.00	Dated: October 3, 2006

FOR VALUE RECEIVED, Akrion, Inc., a Delaware corporation (“Maker”), promises to pay to SCP Global Technologies, Inc., or its permitted assigns (“Payee”) the principal sum of Three Million Dollars ($3,000,000), lawful money of the United States of America, together with interest accrued thereon, at the rate and on the terms hereinafter set forth.

Maker and Payee are parties to an Asset Purchase Agreement dated September 12, 2006 among them and certain other parties (the “Purchase Agreement”). This Note is the Note referred to in the Purchase Agreement. This Note is also subject to that certain side letter of even date herewith between Payee and Sunrise Capital Partners, L.P., in the form attached hereto as Exhibit A.

1. Payment of Interest and Principal.

(a) Payment of Interest. Interest on the unpaid principal amount of this Note from time to time outstanding shall accrue at a rate equal to 6% per annum, computed on the basis of a 365-day year for the actual number of days elapsed. All accrued interest shall be payable in cash at such time as the principal is due and payable. Upon conversion of all or any part of the principal amount of this Note as provided in Section 5 hereof, all accrued and unpaid interest with respect to such principal amount then being converted shall be canceled.

(b) Payment of Principal. Unless previously converted in accordance with Section 5 hereof, the unpaid principal balance of this Note shall be due and payable on January 4, 2008 (the “Maturity Date”).

(c) Prepayment. Prior to the Maturity Date, Maker shall have the right to prepay all or a portion of the unpaid principal amount of this Note, without premium or penalty, upon the occurrence of a Liquidity Event; provided, however, that prior to making any prepayment, Maker shall give Payee at least ten days’ prior written notice of such payment, during which time Payee shall be entitled to exercise his conversion rights hereunder. A “Liquidity Event” means any of the following: (i) an underwritten offering by Maker of any of its equity securities; (ii) a merger of Maker into or with another person or any sale or transfer of the equity interests of Maker in any such case in which the equity holders of Maker immediately prior to such transaction possess less than 50% of Maker’s or the surviving entity’s issued and outstanding equity interests immediately after such transaction, or (iii) the sale by Maker of all or substantially all of its assets. All prepayments of this Note shall be applied first to accrued interest and second to unpaid principal.

(d) Place of Payment. Maker shall make all payments to Payee at the address of Payee as set forth in Section 13 hereof or to such other place or places as Payee, from time to time, shall designate in writing to Maker.

2. Security Interest. As security for the prompt payment when due of all amounts pursuant to this Note and any renewals, extensions or modifications thereof, Maker hereby grants to Payee a security interest in all of Maker’s assets, including all of Maker’s furnishings, machinery, chattel paper, equipment, instruments, documents, investment property, general intangibles, including without limitation all of Maker’s intellectual property, deposit accounts and all money, and all property now or at any time in the future in Payee’s possession, all inventory, payment intangibles, letter-of-credit rights, supporting obligations, accounts, accounts receivable, goods (as such terms may be defined in the UCC), and all replacements, accessions, substitutions and proceeds of the foregoing, including but not limited to, insurance proceeds and claims against third parties, all products and all books and records related to any of the foregoing (collectively, as the “Collateral”). Maker agrees to execute and cooperate fully in the filing of UCC-1 Financing Statements and any other filings evidencing the security interest in the Collateral granted herein to Payee, in such jurisdictions, as Payee shall specify.

“UCC” means the Uniform Commercial Code of the State of Delaware, as amended from time to time; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any Collateral granted by this Note is covered by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware, then the term UCC shall include the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Note relating to such perfection or effect of perfection or non-perfection or priority.

3. Covenants. Maker hereby covenants and agrees that it shall: (a) promptly notify Payee in writing of any change in the location of the Collateral; and (b) execute upon demand by Payee any financing statements or other documents which Payee may deem necessary to perfect or maintain perfection of the security interest created in this Note and pay upon demand by Payee the costs of any such filing.

4. Priority. The indebtedness evidenced by this Note, and the security interest granted hereunder, is subordinate to that of the loan from PNC Bank made pursuant to that certain Revolving Credit and Security Agreement dated August 5, 2005 between Maker and PNC Bank (as amended from time to time, the “PNC Loan”) and that of that certain Loan and Security Agreement with BHC Interim Funding II, L.P. dated July 5, 2006 (as amended from time to time, the “BHC Loan”). The indebtedness evidenced by this Note, and the security interest granted hereunder, is pari passu with that of the following notes (the “Sunrise Notes”) given by Maker to Sunrise Capital Partners, L.P. (“Sunrise”): Secured Subordinated Promissory Note dated March 10, 2004 in the original principal amount of $2,917,324.70; Secured Subordinated Promissory Note dated September 21, 2004 in the original principal amount of $7,595,047.44; Secured Subordinated Revolving Promissory Note dated January 7, 2005 in the original principal amount of $12,500,000; Secured Subordinated Promissory Note dated April 10, 2006 in the original principal amount of $750,000; and Amended and Restated Secured Subordinated Promissory Note dated April 10, 2006 in the original principal amount of $1,500,000. Maker will not amend this Note, any Sunrise Note or any other document in a way that impacts the pari passu status of this Note and the Sunrise Notes.

5. Optional Conversion.

(a) Conversion. At any time and from time to time through January 4, 2008, Payee shall have the option to convert all or any portion of the principal amount of this Note then outstanding into shares of the common stock of Maker (“Akrion Common Stock”) at the then applicable Conversion Price. The price at which this Note shall be convertible into Akrion Common Stock is the “Conversion Price” and the shares of Akrion Common Stock issuable upon such conversion are “Conversion Shares.” The Conversion Price shall initially be $7.10 per share of Akrion Common Stock and shall be subject to adjustment as set forth in this Section 5.

(b) Cancellation of Interest. Upon conversion of all or a portion of the principal of this Note, all accrued and unpaid interest with respect to the principal then being converted shall be canceled.

(c) Adjustment to Conversion Price; Property Received Upon Conversion.

(i) Reorganization, Reclassification and Liquidation.

(A) In the case of any reorganization or reclassification of the Akrion Common Stock or in the case of any consolidation of Maker with, or merger of Maker with, another company or corporation, or in the case of any sale, lease or conveyance of all, or substantially all, of the property, assets, business and goodwill of Maker as an entity, Payee shall thereafter have the right upon conversion to receive the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder of the number of shares of Akrion Common Stock which Payee would have received had all the principal amount outstanding of this Note immediately prior to such reorganization, reclassification, consolidation, merger or sale been converted into Akrion Common Stock at the Conversion Price then in effect.

(B) In the event Maker shall, at any time while any principal amount of this Note is outstanding, dissolve, liquidate or wind up its affairs, Maker shall give Payee written notice of such dissolution, liquidation or winding up at least twenty business days prior thereto. If Maker does not provide such notice at least twenty business days prior to such dissolution, liquidation or winding up, Payee shall be entitled, upon the conversion of this Note, to receive, in lieu of the Conversion Shares which it would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to Payee with respect to the Conversion Shares, had it been the holder of record of the Conversion Shares on the record date for the determination of those entitled to receive any such liquidating distribution.

(C) In the event Maker shall, at any time while any principal amount of this Note is outstanding, make a distribution of assets (other than cash) or securities of Maker to its stockholders (a “Distribution”), Maker shall give Payee written notice of such Distribution at least twenty business days prior thereto. If Maker does not provide such notice at least twenty business days prior to such Distribution, Payee shall be entitled, upon the conversion of this Note, to receive, in addition to the Conversion Shares it is entitled to receive, the same kind and amount of assets or securities as would have been distributed to it in the Distribution had it been the holder of record of the Conversion Shares on the record date for determination of those entitled to receive the Distribution.

(ii) Adjustments. In order to prevent dilution of the conversion rights granted under this Note, the Conversion Price shall be subject to adjustment from time to time as follows:

(A) Adjustment of Conversion Price Upon Issuance of Akrion Common Stock or Common Stock Equivalents. If and whenever Maker issues or sells, or in accordance with Section 5(c)(ii)(B) below is deemed to have issued or sold, any Akrion Common Stock for a consideration per share less than the Conversion Price then in effect at the time of such issue or sale then forthwith upon such issue or sale, then in each such case the Conversion Price will be decreased to a price equal to the least consideration per share received by Maker for such additional shares.

(B) Effect on Conversion Shares of Certain Events. For purposes of determining, the adjusted Conversion Price under Section 5(c)(ii)(A) above, the following will be applicable:

(1) Issuance of Common Stock Equivalents. If Maker in any manner grants any Common Stock Equivalent and the lowest price per share for which any one share of Akrion Common Stock is issuable upon the exercise of any such Common Stock Equivalent is less than the Conversion Price then in effect, at the time of the granting of such Common Stock Equivalent, then such shares of Akrion Common Stock will be deemed to have been issued and sold by Maker for such price per share (other than pursuant to antidilutive adjustments to Common Stock Equivalents). For purposes of this subsection, the “lowest price per share for which any one share is issuable” will be equal to the sum of the lowest amounts of consideration (if any) received or receivable by Maker with respect to any one share upon the exercise of the Common Stock Equivalent (whether by conversion, exchange or otherwise) or other similar indication of the price per share as of the time of granting (such as the floor value for stock appreciation rights). No further adjustment of the Conversion Price will be made upon the actual issue of such shares of Akrion Common Stock or upon the exercise of any right under the Common Stock Equivalents.

(2) Change in Option Price or Conversion Rate. If the issuance of a Common Stock Equivalent results in the reduction of the Exercise Price under Section 5(c)(ii)(A), and if thereafter the purchase price provided for in such Common Stock Equivalent, the additional consideration, if any, payable upon the issue, conversion or exchange of such Common Stock Equivalent, or the rate at which such Common Stock Equivalent is convertible into or exchangeable for shares of Akrion Common Stock changes at any time, then the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at the time of such change had such Common Stock Equivalent still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time such Common Stock Equivalent was initially granted, issued or sold.

(3) Treatment of Expired and Unexercised Common Stock Equivalents. Upon the expiration of any Common Stock Equivalent or the termination of any right to convert or exchange any Common Stock Equivalent without the exercise of such Common Stock Equivalent, the Conversion Price then in effect will be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Common Stock Equivalent, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(4) Calculation of Consideration Received. If any Akrion Common Stock or Common Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by Maker. In case any Akrion Common Stock or Common Stock Equivalents are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the Fair Market Value of such consideration. In case any Akrion Common Stock or Common Stock Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which Maker is the surviving entity, the amount of consideration therefor will be deemed to be the Fair Market Value of such portion of the net assets and business of the non-surviving entity as is attributable to such Akrion Common Stock or Common Stock Equivalents, as the case may be.

(5) Integrated Transactions. In case any Common Stock Equivalent (other than Permitted Stock) is issued in connection with the issue or sale of other securities of Maker, together comprising one integrated transaction in which no specific consideration is allocated to such Common Stock Equivalent by the parties thereto, such Common Stock Equivalent will be deemed to be valued at the Fair Market Value.

(6) Record Date. If Maker takes a record of the holders of Akrion Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Akrion Common Stock or Common Stock Equivalents or (b) to subscribe for or purchase Akrion Common Stock or Common Stock Equivalents, then such record date will be deemed to be the date of the issue or sale of the Akrion Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(C) Subdivision or Combination of Akrion Common Stock. If Maker at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Akrion Common Stock into a greater number of shares of Akrion Common Stock, the Conversion Price in effect immediately prior to such subdivision will be proportionately decreased. If Maker at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Akrion Common Stock, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(D) Notices.

(1) Within five business days of any adjustment of the Conversion Price, Maker will give written notice thereof to Payee, setting forth in reasonable detail and certifying the calculation of such adjustment.

(2) Maker will give written notice to Payee at least twenty days prior to the date on which Maker closes its books or takes a record (a) with respect to any dividend or distribution upon the Akrion Common Stock, (b) with respect to any pro rata subscription offer to holders of Akrion Common Stock or (c) for determining rights to vote with respect to any transaction described in Section 5(c)(i) or 5(c)(ii) hereof.

(E) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of Conversion Shares or other securities issuable upon conversion of this Note, Maker, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to Payee as provided in Section 13 hereof. The certificate shall set forth such adjustment or readjustment, shown in detail the facts upon which such adjustment or readjustment is based. including a statement of (1) the consideration received or deemed to be received by Maker for any additional shares of Akrion Common Stock issued or sold or deemed to have been issued or sold, (2) the Conversion Price at the time in effect, (3) the revised Conversion Price, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of this Note.

(d) Procedure for Conversion. In order to exercise the conversion privilege, Payee shall deliver this Note to Maker as set forth in Section 13 hereof, accompanied by written notice to Maker that Payee elects to convert this Note, or, if less than the entire unpaid principal amount hereof is to be converted, the portion hereof to be converted. As soon as practicable after the receipt of such notice and delivery of this Note, Maker shall issue and deliver to Payee a certificate for the number of full shares issuable upon the conversion of this Note (or portion hereof). Payee’s rights as a shareholder shall be effective as of the date of the notice of conversion and Payee’s rights as a holder of this Note (or portion hereof) shall cease. Upon conversion of only a part of the unpaid principal amount of this Note, Maker shall issue a replacement Note to Payee in the applicable principal amount. No fractional shares shall be issued upon conversions of this Note.

(e) Legend. Each certificate for Conversion Shares issued upon conversion of this Note, and any certificate issued thereafter with respect to Akrion Common Stock that was originally Conversion Shares, shall, unless at the time of conversion such shares are registered under the Securities Act, bear a legend substantially in the following form:

“This security has not been registered under the Securities Act of 1933 and may not be sold or offered for sale unless registered or qualified under said Act and any applicable state securities laws or unless the Company receives an opinion in reasonably acceptable form and scope to the Company of counsel reasonably satisfactory to the Company that registration, qualification or other such actions are not required under any such laws or that an exemption from such registration is available. This security is also subject to certain additional transfer restrictions provided for in that Tag-Along/Drag-Along Agreement dated October 3, 2006, a copy of which shall be furnished to the holder hereof by the Company upon written request and without charge.”

(f) Definitions. The following terms, as used in this Note, have the following meanings.

“Common Stock Equivalent” means any option, warrant, right or similar security exercisable into, exchangeable for, or convertible to Akrion Common Stock or, the economic equivalent value of Akrion Common Stock.

“Fair Market Value” of a share of Akrion Common Stock or any Common Stock Equivalent as of any date of determination means (i) if the Akrion Common Stock is traded on an exchange or is quoted on the Nasdaq National Market System, then the average of the closing or last sale prices, respectively, reported for the 20 trading days ended immediately preceding the determination date, (ii) if the Akrion Common Stock is not traded on an exchange or on the Nasdaq National Market System but is traded in the over-the-counter market, then the mean of the average of the closing bid and asked prices reported for the 20 trading days ended immediately preceding the determination date, or (iii) in all other circumstances, the fair market value per share of the Common Stock as determined in good faith by the Board of Directors of Maker.

6. Events of Default; Remedies.

(a) Events of Default. The following shall constitute events of default (“Events of Default”):

(i) Maker fails to pay when due any principal due hereunder; provided, however, if Maker asserts a right to offset all or a portion of such payment when due, such payment or portion thereof shall not be deemed to be due until either Maker and Payee agree as to the amount of any such offset or the amount of any such offset is determined as provided in Section 7 hereof.

(ii) The failure of Maker to observe or perform any term, condition, agreement, covenant or provision contained herein, and the continued failure of Maker to observe or perform such term, condition, agreement, covenant or provision for ten days after Payee gives notice to Maker thereof.

(iii) The occurrence of any of the following events with respect to Maker: (A) the suspension or discontinuation of business; (B) the making of an assignment for the benefit of creditors; (C) the appointment of a receiver or trustee for all or any substantial portion of Maker’s assets; (D) the admission in writing of its inability to pay debts when due; (E) any court or governmental officer or agency shall take possession of any substantial part of Maker’s property; or (F) the commencement of proceedings in bankruptcy or any other proceedings for arrangement or reorganization of Maker’s debts under any state or federal law, whether instituted by or against it (provided, however, if proceedings are commenced against Maker, there shall be not an Event of Default unless Maker shall have failed to obtain dismissal of the proceedings within 30 days of their commencement).

(iv) There exists a default or an event that, with the giving of notice, would constitute a default under any other indebtedness of Maker for borrowed money.

(v) The concealment or removal of any part of Maker’s property with the intent to hinder, delay or defraud its creditors or any of them or the making or sufferance of any transfer of their property which is fraudulent under any bankruptcy, fraudulent conveyance or similar federal or state law.

(b) Remedies. After the occurrence of an Event of Default as described in Sections 6(a)(i), (ii), (iv) or (v) above which is continuing, Payee shall have the right, by written notice to Maker, to declare the entire principal amount of this Note together with all accrued but unpaid interest immediately due and payable. Upon the occurrence of an Event of Default as described in Section 6(a)(iii) above and without further notice to Maker, the unpaid principal amount and the accrued interest hereunder shall become immediately due and payable without presentment, notice of nonpayment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Maker. Upon any such occurrence, Payee may immediately and without demand exercise or cause to be exercised any rights and remedies provided in this Note or which may be available to Payee at law, in equity, by statute, or otherwise, without further stay, any law, usage or custom to the contrary notwithstanding. Furthermore, and without limiting the foregoing, in any such event Payee shall have all rights of a secured party under the UCC with respect to the Collateral. If the entire unpaid balance and interest shall, as a result of the preceding sentences, be immediately due and payable, the unpaid balance of principal and interest shall accrue interest thereafter at an annual rate equal to the rate of interest then in effect under Section 1(a) above plus 4%, and all other sums due from Maker shall also be immediately due and payable. In no event shall the rate of interest payable under this Note exceed the maximum rate of interest permitted to be charged under applicable law. If the rate of interest shall at any time exceed the maximum amount permitted under applicable law, then the rate of interest payable hereunder shall be reduced to the maximum permitted rate, and any interest paid in excess of the permitted rate shall be refunded to Maker. Such refund shall be made by application of the excessive amount of interest paid against any sums outstanding and shall be applied in such order as Payee may determine.

7. Right of Setoff; Disputes.

(a) Maker shall have the right to offset against any payments due under this Note to the extent so provided in the Purchase Agreement, subject to such applicable limitations set forth therein.

(b) Any disputes between Maker and Payee regarding amounts that may be offset under this Note shall be settled in accordance with the provisions of Article XII of the Purchase Agreement and Exhibit D to the Purchase Agreement; provided, however, if the substance of such dispute has already been resolved under the Purchase Agreement, such resolution shall be binding on Maker and Payee.

8. Note Not Negotiable. This Note is non-negotiable, and Payee shall not assign any rights hereunder without Maker’s prior written consent; except that Payee may distribute this Note to the Owners, as defined in the Purchase Agreement.

9. Rights Cumulative; Costs. The remedies of Payee as provided in this Note shall be cumulative and concurrent, may be pursued singly, successively or together at the sole discretion of Payee, and may be exercised as often as occasion for their exercise shall occur. The remedies set forth herein shall be in addition to, and not in lieu of, any other additional rights or remedies Payee may have at law or in equity. Payee may recover all costs of suit and other expenses incurred by Payee (including reasonable attorneys’ fees) in connection with the collection of any sums due hereunder.

10. No Waiver of Rights. The acceptance of a past due payment or a partial payment shall not cause or operate as a waiver of any obligation of Maker to make any and all payments as and when due. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

11. Waiver of Notice, Etc. Maker hereby waives presentment, demand, protest, notice of protest, dishonor and all other notices or requirements of any kind.

12. Controlling Law. This Note and all questions relating to its validity, interpretation or performance and enforcement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any conflict of law provision.

13. Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified; (b) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) one business day after deposit with a nationally recognized overnight courier specifying next day delivery. All communications shall be sent as follows (or to such other address as Maker or Payee may designate in a notice delivered in accordance with this Section 13):

If to Maker:

Akrion, Inc.

6330 Hedgewood Drive

No. 150

Allentown, PA 18106

Attn: President

If to Payee:

SCP Global Technologies. Inc.

c/o Keith O’Leary

16909 Frank Ave.

Los Gatos, CA 95032

14. Binding Nature of Note. This Note shall be binding upon Maker, and its successors and assigns and shall inure to the benefit of Payee and its successors and permitted assigns.

15. Modification; Powers of Majority In Interest After Distribution. This Note may not be modified or amended other than by an agreement in writing signed by Maker and Payee. In the event Payee distributes this Note to the Owners in accordance with the Purchase Agreement or, subject to Section 8, otherwise assigns a portion of the outstanding indebtedness under this Note to a permitted assign, then in connection with such distribution or assignment, all such Notes resulting from such distribution or assignment shall be bound by modifications made to the Notes by holders holding Notes representing a majority of the outstanding principal on all Notes then outstanding.

IN WITNESS WHEREOF, Maker, intending to be legally bound, has caused its duly authorized representative to execute and deliver this Note on the date first written above.

AKRION, INC.

By:	/s/ James Whittle
Name:	James Whittle
Title:	Chief Financial Officer